Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Piper Sandler Companies

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	729,427	$116.38	$84,890,714.26	0.00011020	$9,354.96
Total Offering Amounts					$84,890,714.26		$9,354.96
Total Fee Offsets							--
Net Fee Due							$9,354.96

(1)	This registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of the registrant which become issuable with respect to the shares of Common Stock registered hereunder for issuance under the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended and restated May 15, 2020) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h) and Rule 457(c), based on the average of the high and low sale prices per share of Common Stock on October 25, 2022, as reported on the New York Stock Exchange.